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Exhibit 99(d)(4)

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this "Agreement"), dated September 5, 2008, is by and among Cyanco Holding Corp., a Delaware corporation ("Parent"), Calypso Acquisition Corp., a Utah corporation ("Purchaser"), and E. Bryan Bagley, an individual and holder of shares of Common Stock (as defined below) (the "Stockholder").

        WHEREAS, Parent, Purchaser and Nevada Chemicals, Inc., a Utah corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement;

        WHEREAS, as of the date hereof, the Stockholder beneficially owns 2,103,852 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"), which includes those shares held in the BLA Irrevocable Investment Trust of which Stockholder is a trustee (such shares of Common Stock, together with any other shares of Common Stock acquired (whether beneficially or of record) by the Stockholder after the date hereof and prior to the termination of all of the Stockholder's obligations under this Agreement are collectively referred to herein as the "Stockholder's Shares");

        WHEREAS, as of the date hereof, the Stockholder beneficially owns no options to acquire shares of Common Stock (such options to acquire shares of Common Stock, together with any other options, warrants and/or other rights acquired (whether beneficially or of record) by the Stockholder after the date hereof and prior to the termination of all of the Stockholder's obligations under this Agreement are collectively referred to herein as the "Stockholder's Options"); and

        WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

          (a)    Ownership.    The Stockholder (i) is the record or beneficial owner, and has good and marketable title to, the Stockholder's Shares free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of the Stockholder in respect of the Stockholder's Shares (collectively, "Encumbrances"); (ii) is the record or beneficial holder of the Stockholder's Options, free and clear of any and all Encumbrances; (iii) does not own, of record or beneficially, any shares of capital stock of the Company (or any options, warrants and/or other rights to acquire any such shares) other than the Stockholder's Shares and the Stockholder's Options set forth in the second and third Recitals hereto, respectively; and (iii) has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Shares and the Stockholder's Options, with no material limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws, the terms of any agreement (including the Company Stock Option Plan) pursuant to which the Stockholder's Options were granted (a complete and correct copy of which has been delivered to Parent and Purchaser), and the terms of this Agreement.

          (b)    Power; Enforceability.    The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his obligations hereunder and otherwise consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

          (c)    No Conflict.    The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder. The Stockholder represents and warrants that he has not had any agreement, arrangement or understanding with Parent or Purchaser with respect to the Stockholder's Shares or the Stockholder's Options prior to the execution of this Agreement or the time at which the Board of Directors of the Company approved the Merger Agreement.

          (d)    No Filings; Consents.    Other than as required under the applicable requirements of the Securities Exchange Act of 1934, as amended and including any regulations promulgated thereunder, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by the Stockholder of this Agreement and (ii) the performance by the Stockholder of his respective obligations under this Agreement.

          (e)    Litigation.    There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder or any other holder of Common Stock or other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

          (f)    Stockholder Has Adequate Information.    The Stockholder is a sophisticated investor and has independently and without reliance upon Parent or Purchaser, and based on such information as the Stockholder has deemed appropriate, made his own analysis and decision to enter into this Agreement. The Stockholder has received and reviewed the Merger Agreement and acknowledges that neither Parent nor Purchaser has made nor makes any representation or warranty to the Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

          (g)    No Setoff.    To the knowledge of the Stockholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Stockholder's Shares or affect the validity or enforceability of the Stockholder's Shares.

          (h)    Reliance.    The Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance of this Agreement.

        SECTION 2.    Representations and Warranties of Parent and Purchaser.    Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholder as follows:

          (a)    Organization; Power.    Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each of Parent and Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and otherwise consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b)    Enforceability.    This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

          (c)    No Conflict.    The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with (x) any provisions of the organizational documents of Parent or Purchaser or (y) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Parent or Purchaser is a party or by which Parent or Purchaser or their assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent or Purchaser.

        SECTION 3.    Transfer of the Stockholder's Shares or Stockholder's Options; Other Actions.    Prior to the termination of this Agreement, except as otherwise provided herein or as agreed to in writing by Parent, the Stockholder hereby agrees that he will not, directly or indirectly: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of ("Transfer") any or all of the Stockholder's Shares or the Stockholder's Options, or any right or interest therein, or make any offer or agreement relating thereto; (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder's Shares; or (c) deposit any of the Stockholder's Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Stockholder's Shares.

        SECTION 4.    Covenant to Tender.    The Stockholder hereby agrees that he will validly tender (or cause the record owner of such shares to validly tender) the Stockholder's Shares pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer (but in no event later than five business days after the filing of the Schedule TO by the Parent and/or Purchaser with the SEC in the case of the Stockholder's Shares then owned by the Stockholder, or the first business day following their acquisition in the case of any additional shares of Common Stock acquired by the Stockholder), by physical delivery of the certificates therefor (or instructions for such delivery to the record owner of such shares) and to not withdraw the Stockholder's Shares, except following termination of this Agreement pursuant to Section 11 hereof. The Stockholder hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Stockholder's Shares is subject to the terms and conditions of the Offer. The Stockholder hereby agrees to permit Parent and the Purchaser to publish and disclose in the Offer Documents the identity and ownership of the Stockholder's Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

        SECTION 5.    Covenant to Vote.    The Stockholder hereby agrees to vote (or to cause the voting of) all of the Stockholder's Shares beneficially owned or controlled by the Stockholder, or to grant a consent or approval in respect of the Stockholder's Shares, in connection with any meeting of the stockholders of the Company (a) in favor of any merger or any other transaction pursuant to which Parent, Purchaser or any of their respective Affiliates proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer, and/or (b) against any action, agreement or proposal which would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a material breach of any representation, warranty or covenant or any other obligation or agreement of the Company under or with respect to, the Offer or the Merger, the Merger Agreement, this Agreement or any of the transactions to which the Company is a party or transactions contemplated by this Agreement, including, (i) any other extraordinary corporate transaction, including, an Acquisition Proposal, merger, acquisition, joint venture, sale, consolidation, reorganization, liquidation or winding up of or involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof and (ii) any amendment of the articles of incorporation or By-laws of the Company. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

        SECTION 6.    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   The Stockholder hereby irrevocably grants to, and appoints Jordon Kruse and Cass Traub, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to tender the Stockholder's Shares as contemplated by Section 4 or to vote the Stockholder's Shares in favor of the Merger and otherwise as contemplated by Section 5.

          (b)   The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are revocable, and that any such proxies are hereby revoked.

          (c)   The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement and is intended to be irrevocable. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such proxies and attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

        SECTION 7.    Approval.    The Stockholder hereby consents to the actions taken by the Board of Directors of the Company in adopting, approving and declaring advisable this Agreement, the Merger Agreement, the Offer and the other transactions contemplated hereby or thereby. In addition, the Stockholder hereby (a) agrees to resign from any and all positions of employee, director and/or officer of the Company and/or any of its Subsidiaries, effective immediately upon the earlier of (i) Parent's request at any time after the purchase of Shares by Purchaser pursuant to the Offer and (ii) the Effective Time, and (b) acknowledges and agrees that, notwithstanding anything to the contrary set forth in the Company Stock Option Plan or in any agreement entered into in connection therewith, as of the Effective Time, the Stockholder's Options (to the extent not previously exercised) shall no longer be outstanding, shall automatically be canceled and retired, and shall cease to exist, and the Stockholder shall cease to have any rights with respect thereto, except the right to receive the Option Consideration into which the Stockholder's Options shall have been converted pursuant to and in accordance with the terms of the Merger Agreement.

        SECTION 8.    Noncompetition, Nonsolicitation, Nondisclosure.    In consideration of Purchaser's agreement to purchase the Stockholder's Shares pursuant to the Offer and Parent's and Purchaser's agreement to enter into this Agreement and the Merger Agreement, and as a condition thereto, the Stockholder covenants and agrees as follows:

          (a)    Non-Competition.    During the period commencing on the date upon which the Purchaser or any of its Affiliates purchases Shares pursuant to the Offer (the "Purchase Date") and ending on the fifth anniversary thereof (the "Restricted Period"), the Stockholder shall not, directly or indirectly through another Person, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, partner, investor, agent, representative or otherwise), consult with, render services for, or otherwise engage anywhere in any business engaged directly or indirectly in manufacturing, marketing or selling liquid or solid sodium cyanide or other cyanide salt products, equipment or consultancy services, or in any other business in which the Company or any of its Subsidiaries has engaged at any time within the two-year period immediately preceding the Purchase Date; provided that nothing in this Section 8(a) shall prevent the Stockholder from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. The Stockholder acknowledges that the restrictions set forth above are reasonable and necessary to protect the goodwill of the Company's and its Subsidiaries' businesses being sold pursuant to the Merger Agreement.

          (b)    Non-Solicitation.    During the Restricted Period, the Stockholder shall not, directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire or otherwise retain for services any person who was an employee of Cyanco at any time during the one-year period immediately prior to the Purchase Date, or (iii) call on, solicit or service any customer, supplier, licensee, licensor, lessor or other business relation of the Company or any of its Subsidiaries (including any Person that was a customer or supplier or other potential or prospective business relation of the Company or any of its Subsidiaries at any time during the one-year period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, business relation, or other potential or prospective business relation and the Company or any of its Subsidiaries (including making any negative statements or communications about the Company or any of its Subsidiaries or any of their respective stockholders, directors, officers or employees).

          (c)    Nondisclosure.    The Stockholder agrees that, from and after the Purchase Date, he shall (and shall cause his Affiliates, agents, advisors, counsel and other representatives to) treat and hold as confidential all information concerning the businesses and affairs of the Company or any of its Subsidiaries (including all Intellectual Property of the Company and its Subsidiaries) (the "Confidential Information") and, except as otherwise expressly permitted by this Agreement, refrain from using any of the Confidential Information and, upon the request of Parent at any time after the Purchase Date, deliver promptly to Parent or destroy all tangible embodiments (and all copies) of the Confidential Information which are in the Stockholder's possession or otherwise under the Stockholder's control. In the event that the Stockholder or any of his Affiliates, agents, advisors, counsel or other representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholder shall notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 8(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholder or any of his Affiliates, agents, advisors, counsel or other representatives is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such Person shall use best efforts to cooperate with Parent in obtaining, at the request and expense of Parent, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Stockholder or any of his Affiliates, agents, advisors, counsel or other representatives in violation of this Agreement.

          (d)    Acknowledgments.    If, at the time of enforcement of the covenants contained in this Section 8 (the "Restrictive Covenants"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Stockholder has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company's and its Subsidiaries' businesses and the substantial investment in the Company made by Parent and Purchaser pursuant to the Merger Agreement. The Stockholder further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the proposed sale of Stockholder's Shares pursuant to the Merger Agreement and not directly or indirectly in connection with the Stockholder's employment or other relationship with the Company or any of its Subsidiaries.

        SECTION 9.    General Release.    Effective as of immediately prior to the purchase of Shares by the Purchaser or any of its Affiliates pursuant to the Offer, the Stockholder, on behalf of himself and his successors, assigns, next-of-kin, representatives, administrators, executors, Affiliates, stockholders, members, partners, directors, managers, officers, employees and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of Purchaser, Parent, the Company and each of their respective past and present stockholders, members, partners, directors, managers, officers, employees, agents, predecessors, successors, assigns, insurers and Affiliates (collectively, the "Released Parties"), from any and all claims, demands, damages, judgments, causes of action, obligations and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time, including without limitation, any and all of the foregoing arising out of or relating to (a) the Stockholder's capacity as a current or former stockholder, member, partner, director, manager, officer, employee or agent of any of the Released Parties or any of their respective predecessors, successors, assigns or affiliates (or the Stockholder's capacity as a current or former stockholder, member, partner, director, manager, officer, employee or agent of any other entity in which capacity the Stockholder is or was serving at the request of any of the Released Parties), or (b) any contract, agreement or other arrangement (whether verbal or written) (other than the Merger Agreement or this Agreement) entered into or established at or prior to the Effective Time (with the effect that any such contract, agreement or other arrangement, including any provision purporting to survive termination of such contract, agreement or other arrangement, is hereby terminated in its entirety effective as of the Effective Time), in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to Effective Time. The Stockholder understands that this is a full and final general release of all claims, demands, causes of action, obligations and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against any of the Released Parties. Notwithstanding this Section 9, each of Parent, Purchaser and the Company shall remain liable with respect to any liabilities or obligations such Released Party has to the Stockholder pursuant to the Merger Agreement (as to Stockholders of the Company generally) or this Agreement.

        SECTION 10.    Further Assurances.    The Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions of this Agreement.

        SECTION 11.    Termination.    The provisions of this Agreement, other than Sections 13 and 15 (each of which shall survive any termination of this Agreement), shall terminate upon, but only upon, termination of the Merger Agreement in accordance with its terms; provided, however, that nothing herein shall relieve any party from liability for any pre-termination breach hereof.

        SECTION 12.    Waiver of Appraisal and Dissenter's Rights.    The Stockholder waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have with respect to the Stockholder's Shares.

        SECTION 13.    Expenses.    All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        SECTION 14.    Stop Transfer Order.    In furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Stockholder's Shares (and that this Agreement places limits on the voting and transfer of such shares).

        SECTION 15.    Miscellaneous.

          (a)    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15:

          If to Stockholder, to:

      E. Bryan Bagley
      1470 Arlington Drive
      Salt Lake City, Utah 84103

      with a copy, which shall not constitute notice, to:

      Nevada Chemicals, Inc.
      9149 South Monroe Plaza Way, Suite B
      Sandy, UT 84070
      Telecopy: (801) 984-0231

      and

      Parr Waddoups Brown Gee & Loveless
      Attn: Scott W. Loveless
      185 South State St., Suite 1300
      Salt Lake City, Utah 84111
      Telephone No.: (801) 532-7840
      Telecopy No.: (801) 532-7750

          If to Parent or Purchaser, to:

      Cyanco Holding Corp.
      Calypso Acquisition Corp.
      c/o Oaktree Capital Management, L.P.
      333 S. Grand Ave., 28th Floor
      Los Angeles, California 90071
      Telecopy: (213) 830-6394
      Attention: Jordon L. Kruse

      with a copy, which shall not constitute notice, to:

      Kirkland & Ellis LLP
      200 East Randolph Drive
      Chicago, Illinois 60601
      Telecopy: (312) 861-2200
      Attention: Christopher J. Greeno

          (b)    Headings; Interpretation; Construction.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement or such other documents and instruments.

          (c)    Counterparts.    This Agreement may be executed manually or by facsimile or electronic mail by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

          (d)    Entire Agreement.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. This Agreement is not intended and does not confer upon any person other than the parties hereto any rights hereunder.

          (e)    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Utah.

          (f)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "Assignee"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g)    Severability of Provisions.    If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

          (h)    Specific Performance; Non-Exclusivity.    The Stockholder acknowledges and agrees that money damages will not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that, in such event, Parent, Purchaser and/or their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement (including the extension of the Restricted Period with respect to the Stockholder by a period equal to the length of the court proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security. The rights and remedies of Parent and Purchaser hereunder are not exclusive of or limited by any other rights or remedies that Parent and Purchaser may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

          (i)    Amendment.    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          (j)    Binding Nature.    This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

[signature page follows]

        IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

CYANCO HOLDING CORP.
By:	/s/ JORDON KRUSE Name: Jordon Kruse Title: President
CALYPSO ACQUISITION CORP.
By:	/s/ JORDON KRUSE Name: Jordon Kruse Title: President
/s/ E. BRYAN BAGLEY E. Bryan Bagley

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  Exhibit 99(d)(4)
SUPPORT AGREEMENT